Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made on this 18th day of January, 2023 (the “Effective Date”), by and among Southern California Bancorp, a California corporation (“Bancorp”), Bank of Southern California, N.A., a national banking association (the “Bank”, and together with Bancorp, the “Company”), and David I. Rainer (the “Executive”), with reference to the following:

RECITALS

WHEREAS, Executive is currently employed by the Company pursuant to that certain Employment Agreement dated November 5, 2020 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement, which amends and restates the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

AGREEMENT

A. Term of Employment

The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company for the period commencing with the Effective Date and terminating on December 31, 2025 (the “Employment Term”); subject, however, to prior termination of this Agreement and Executive’s employment as provided herein. Unless this Agreement is terminated earlier, commencing on January 1, 2026, and on each anniversary of January 1, 2026 (each January 1st on or after January 1, 2026, the “Renewal Date”), the Employment Term shall be extended for one (1) additional year (a “Renewal Term”), unless either party notifies the other party at least ninety (90) days prior to the applicable Renewal Date that the Employment Term shall not be so extended; provided, however, that in no event shall the Employment Term be extended beyond December 31, 2028, except by written agreement of the parties. Where used herein, “Employment Term” shall refer to the entire period of employment of Executive by the Company hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.

B. Duties of Executive

1. Duties. Subject to the terms and conditions of this Agreement, during the Employment Term, Executive shall serve as the Executive Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of Bancorp and of the Bank, and shall report directly and exclusively to the Board. References herein to the “Board” are the boards of directors of both the Bancorp and the Bank, as applicable. As Executive Chairman and CEO, Executive shall exercise such authority, perform such executive duties and functions, and discharge such responsibilities as are reasonably associated with such position, subject to the powers by law vested in the Board and shareholders of Bancorp. Executive shall be responsible for providing strategic and financial leadership for the Company and shall be responsible for the management of the business of the Company’s day-to-day operations. The duties of Executive may be changed from time to time by the Board without resulting in a rescission of this Agreement; provided, however, that any material change in the duties of Executive shall require the consent of Executive. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified, subject to the terms of this Agreement.

2. Faithful Performance. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Bancorp’s Articles of Incorporation and Bylaws and the Bank’s Articles of Association and Bylaws, as applicable.

3. Code of Ethics. Executive shall conduct himself at all times with due regard to the Company’s Principles of Business Conduct and Ethics Policy (receipt of a copy of which Executive hereby acknowledges) (“Code of Ethics”), and other written employment policies of the Company, as amended by them from time to time.

4. Conflicts of Interests. Executive shall devote substantially all of Executive’s full business time, ability and attention to the business of the Company during the Employment Term. Notwithstanding the foregoing, however, and subject to the Code of Ethics, Executive may pursue other appropriate civic, charitable or religious activities so long as such activities do not interfere with Executive’s performance of his duties hereunder. In addition, subject to the Code of Ethics, Executive shall be permitted to make passive investments in other business ventures provided such investments are not in businesses that compete with the Company and which are fully disclosed to the Board prior to the time of such investment (other than investments representing less than five percent (5.0%) of the securities of publicly-traded companies. Executive shall also be permitted to serve on the board of directors (but not as an officer) of any non-profit entity, subject to prior full disclosure to and approval by the Board. Executive may not serve on the board of directors (or as an officer) of any for-profit entity without the express prior approval of the Board, as determined in its sole discretion.

5. Board Appointment. At any meeting of shareholders of Bancorp or the sole shareholder of the Bank during the Employment Term at which Executive is subject to election as a member of the Board, the Board shall, to the extent consistent with its fiduciary duties, nominate and recommend for election Executive as a director and shall use its reasonable best efforts to cause Executive to be elected to serve as a director. A failure to nominate, appoint or elect Executive as a member of and as the Executive Chairman of the Board, at any time during the Employment Term under this Agreement, shall constitute a termination without cause under Paragraph F.1. Executive shall fulfill all duties required of a member of the respective Board and any committees without any additional compensation during the Employment Term of this Agreement, with compensation for board and committee service for any remaining periods at the end of the Employment Term established by the Board in the usual course.

C. Compensation

1. Base Salary. For Executive’s services hereunder, during the Employment Term the Bank shall pay or cause to be paid as base salary to Executive the amount of Fifty Thousand Eight Hundred Thirty-Three Dollars and Thirty-Three Cents ($50,833.33) per month, prorated for any partial months of service. Said base salary shall be payable in conformity with the Bank’s normal payroll periods. The Board from time to time may review Executive’s base salary, at its discretion, and Executive shall receive such base salary increases, if any, as the Board in its sole and absolute discretion (or as may be recommended by the Compensation, Nominating, and Governance Committee of the Board (“CNG Committee”), shall determine. Said base salary shall in no event be decreased (unless agreed to by Executive) from the level set forth above or from its then-existing level during the Employment Term.

2. Discretionary Bonus.

(a) During the Employment Term, Executive may receive such discretionary bonuses, if any, as the Bank’s Board of Directors or the CNG Committee, in its sole and absolute discretion, shall determine, which discretionary bonus may include Executive’s participation in any executive incentive bonus plan as may be adopted and implemented by the Board during the Employment Term. Any such discretionary bonus may be payable in cash and/or in the form of an equity grant with or without vesting conditions, in each case as determined by the Bank’s Board of Directors or the CNG Committee in its sole and absolute discretion.

(b) Subject to any restrictions which may be imposed by any regulatory banking agency with authority over Bancorp or the Bank, Executive (or his heirs) shall be entitled to receive payment of any discretionary bonus if and when approved by the Board or the CNG Committee for the fiscal year in which Executive’s employment is terminated, if terminated pursuant to: (i) Paragraph F.1 by the Company without “Cause” or by Executive for “Good Reason,” as defined is Subparagraph F.5(f); (ii) Paragraph F.3 upon death or disability of Executive; or (iii) Paragraph F.5 upon a “CIC Termination,” as defined in Subparagraph F.5(c), in which case Executive (or his heirs) shall be entitled to receive such discretionary bonus that would be due and payable for such year if the date of determination of such bonus was deemed the date of termination of Executive’s employment and this Agreement; provided the amount of such discretionary bonus shall be prorated for the period of such year actually worked. Any such discretionary bonus shall be paid to Executive (or his heirs), in the form of a lump sum cash payment, on or before the day that is sixty (60) days following the date of Executive’s termination of employment.

3. Executive’s Reimbursement to the Bank. Executive agrees to be bound the Bancorp’s Clawback Policy dated as of October 20, 2022, as such policy may be amended and/or restated from time to time, and any other clawback or similar policy adopted by the Bancorp or the Bank.

D. Executive Benefits

1. Vacation; Sick Leave. Executive shall be entitled to that number of vacation days per year during the Employment Term as provided for an officer of Executive’s level and shall accrue vacation, shall be required to take any minimum vacation, and shall be entitled to pay in lieu of vacation all in accordance with the Bank’s applicable policies contained in its Employee Handbook. Such vacation days may be scheduled in Executive’s discretion, subject to and taking into account applicable banking laws and regulations and business needs. Sick leave is not part of salary or wages. Executive is not entitled to be paid for unused sick leave. Executive shall be allowed to accrue unused sick leave in accordance with the Bank’s applicable policies contained in its Employee Handbook.

2. Group Medical and Life Insurance Benefits. The Bank shall provide for Executive’s participation in the Bank’s group medical and life insurance benefits, in accordance with the Bank’s Employee Benefits Policy.

3. Club Membership. The Bank shall pay for all monthly dues and reimburse Executive for all reasonable business-related expenses at the Jonathan Club and the El Caballero Country Club.

4. Automobile Allowance. During the Employment Term, the Bank shall provide Executive with a monthly allowance for automobile ownership or leasing expenses of One Thousand Five Hundred Dollars ($1,500), whether or not used for such expenses. Executive shall acquire or otherwise make available for Executive’s business and personal use an automobile suitable to Executive’s position and maintain it in good condition and repair it at Executive’s expense. Executive shall obtain and maintain an appropriate automobile insurance policy, including personal injury and property damage coverage, with an insurer(s) acceptable to the Company and with coverage in such amounts as may be acceptable to Company from time to time. Such insurance policy shall, if and when requested by the Company, but without any obligation to so request, name the Company as additional insureds, subject to the requirement that the automobile allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from the Company being named as additional insureds. The Company may maintain such additional insurance on the automobile including, without limitation, liability for personal injury and property damage, as the Company shall from time to time reasonably require to protect itself against any loss which may arise from Executive’s use of the automobile while working for the Company.

5. Additional Benefits. Executive shall be entitled to participate in all programs, rights, and benefits for which Executive is otherwise entitled under any bonus plan, incentive plan, participation plan, deferred or extra compensation plan, pension plan, profit sharing plan, savings plan, 401(k) plan, life, medical, dental, other health care, disability, or other insurance plan or policy or other plan or benefit the Bank may provide for senior executives or for employees of the Bank generally, from time to time, in effect during the Term. For the avoidance of doubt, the rights granted or afforded to Executive under any such plans shall not be less than the most favorable rights and highest amounts granted to employees of similar or lower position with the Bank and on terms at least as favorable.

E. Business Expenses and Reimbursement

1. Business Expenses. Executive shall be entitled to reimbursement by the Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Company during the Term, which types of expenditures shall be determined by the Board of Directors of the Company, in their respective capacities, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company as a business expense and not as deductible compensation to Executive;

(b) Executive furnishes to the Company adequate records, including receipts for any expenditures and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of the Company and not as deductible compensation to Executive; and

(c) Executive agrees to submit his expense reimbursement requests to the Chief Financial Officer for approval. Executive will be entitled to business expense reimbursement in accordance with the Company’s policies.

2. Reimbursement. Notwithstanding anything contained in Paragraph E.1 to the contrary, Bancorp or the Bank shall reimburse Executive for the fees and expenses in an amount not to exceed $5,000 in connection with the negotiation of this Agreement. Payment will be made to Executive within fifteen (15) days of Executive’s submission of applicable invoices.

F. Termination

1. Termination by the Company Without Cause or by Executive. The Company and Executive acknowledge that the Company may terminate Executive’s employment at any time without “Cause” upon thirty (30) days’ written notice of termination to Executive. Similarly, Executive may terminate his employment with the Company at any time, for any reason, upon thirty (30) days’ written notice of termination to the Company, except that termination by Executive for “Good Reason” shall be effected in accordance with Subparagraph F.5(f) below. Except as expressly set forth in this Agreement or required by applicable law, upon termination of Executive’s employment with the Company for any reason, the Company’s obligations to Executive (and/or Executive’s estate) shall terminate.

2. Termination for Cause. The Company may terminate this Agreement and Executive’s employment at any time without further obligation or liability to Executive, by action of the Board, for “Cause” provided that the following notice and opportunity to cure periods have been exhausted. It shall be a condition precedent to the Company’s right to terminate Executive’s employment for Cause that: (1) the Company first give Executive written notice stating with specificity the circumstances constituting Cause (“Breach”), and (2) if such Breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such written notice to cure the Breach. “Cause” is defined as one of the following below. No cure period will be required for the Cause reasons contained in subparts (a)(iii) or (a)(iv) below.

(a) (i) the material breach of duty by Executive in the course of his employment; (ii) Executive’s willful and material violation of any applicable statutes, rules or regulations of any appropriate state or Federal banking agency, as defined in Section 3 of the Federal Deposit Insurance Act (“FDI Act”) (12 USC § 1813); (iii) Executive’s removal and/or permanent prohibition from participating in the conduct of Bancorp or the Bank’s affairs by an order issued under Section 8(e)(3) or 8(g)(1) of the FDI Act (12 U.S.C. § 1818(e)(3) or (g)(1)); (iv) Executive’s conviction of any felony or a crime involving moral turpitude or commission of a fraudulent or dishonest act, including a breach of trust or misappropriation, or if Executive has entered a plea of nolo contendere to such an act or offense; (v) Executive’s willful misfeasance or gross negligence in the performance of his material employment duties; (vi) the repeated non- prescription use of any controlled substance or the repeated use of alcohol or any other non- controlled substance that the Company reasonably determines renders the Executive unfit to serve as an employee of the Company or its Affiliates; or (vii) Executive’s engagement in an activity that could materially and adversely affect the Company’s reputation in the community, which evidences personal dishonesty, immoral behavior, or the lack of Executive’s fitness or ability to perform Executive’s duties, as determined by the Board, in good faith.

(b) For purposes of this provision, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company as determined by the Board, in the exercise of its business judgement. Any act, or failure to act, based upon direction given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Such termination shall not prejudice any remedy that the Company may have at law, in equity, or under this Agreement. Termination pursuant to this Paragraph F.2 shall become effective after the delivery of the required written notice period and the expiration of the cure period described above, where applicable.

3. Termination upon Death or Disability.

(a) This Agreement shall terminate upon Executive’s death.

(b) The Company may terminate this Agreement and Executive’s employment at any time, if Executive is determined by the Board, in good faith and consistent with applicable law, to be physically or mentally incapable of performing Executive’s material duties under this Agreement, with or without reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days or one hundred eighty (180) days within any twelve (12) month period.

4. Action by Supervisory Authority. This Agreement and Executive’s employment shall terminate immediately without further liability or obligation to Executive:

(a) If the Bank is closed or taken over by the Office of the Comptroller of the Currency or other supervisory authority, including the Board of Governors of the Federal Reserve System; or

(b) If any such supervisory authority should exercise its statutory cease and desist powers to remove Executive from office.

5. Effect of Termination.

(a) In the event of termination of this Agreement and Executive’s employment prior to the completion of the Employment Term for any of the reasons specified in Paragraphs F.1 through F.4, Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, Executive’s discretionary bonus, if any, subject to the provisions of Subparagraph C.2(b), and accrued but unused vacation; but Executive shall be entitled to no further salary after the date of termination.

(b) In the event the Company elects to terminate this Agreement and Executive’s employment without Cause, or in the event Executive elects to terminate this Agreement for Good Reason, in each case pursuant to the provisions of Paragraph F.1, then in addition to the items in Subparagraph F.5(a), Executive shall be entitled to:

(i) severance compensation equal to twelve (12) months’ then current base salary, payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment; and

(ii) for the period beginning on the date of Executive’s termination of employment and ending on the date which is twelve (12) full months following the date of Executive’s termination of employment (or, if earlier, (1) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (2) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”), the Bank, at Bank’s cost, shall provide Executive and/or his covered dependents who were covered under the Bank’s health plans as of the date of Executive’s termination of employment, as applicable, with continuation coverage under the Bank’s health plans (including, if applicable, pursuant to COBRA) for Executive and/or such eligible dependents. If any of the Bank’s health benefits are self-funded as of the date of Executive’s termination of employment, or if the Bank cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the continuation of coverage as set forth above, the Bank shall instead pay to Executive the monthly COBRA premium payable by Executive as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof) (calculated by reference to the premium in effect as of the date of termination). After the expiration of the COBRA Coverage Period, Executive will be entitled to self-pay COBRA continuation benefits for as long as legally available.

(c) Notwithstanding anything to the contrary contained in Subparagraph F.5(b) above, in the event of a CIC Termination (as defined below), then in addition to the items in Subparagraph F.5(a), and in lieu of any further salary and bonus payments or severance or other payments that would otherwise be due to Executive under this Agreement or otherwise for periods subsequent to the Vesting Date (as defined below), Executive shall be entitled to:

(i) severance compensation equal to the sum of (x) thirty-six (36) months’ then current base salary, plus (y) three (3) times the average of the aggregate annual bonus, if any, paid or payable to Executive for each of the three (3) full calendar years preceding the calendar year in which Executive’s termination of employment occurs (or such fewer number of fiscal years for which Executive was eligible to receive a bonus and/or incentive award); provided, however, that if any portion of the aggregate annual bonus is received by Executive in the form of an equity grant, the amount of such bonus shall be determined using the fair market value of such equity grant as of the grant date, with such amount payable in a lump sum on the sixtieth (60th) day after the Vesting Date, provided that if such termination occurs prior to the date of consummation of Change in Control, the portion of such payments which would have been payable under Section F.5(b) if such termination was not a CIC Termination, instead be paid at the same time as it would have been paid under Section F.5(b) and the remainder shall be paid on the sixtieth (60th) day after the Vesting Date; and

(ii) (A) an amount equal to the COBRA premium payable by Executive for himself and/or his covered dependents (calculated by reference to the premium as in effect on the date of termination) for a period of six (6) months, payable in a lump sum on the sixtieth (60th) day after the date of Executive’s termination of employment; and (B) the COBRA Coverage Period shall be increased to the earlier of: (x) eighteen (18) months following the date of termination or (y) as long as legally available (but in no event shall Bancorp or the Bank be obligated to pay any insurance premiums for the COBRA or other health insurance coverage for Executive and/or his covered dependents from and after the date of termination).

For purposes of this Agreement, a “CIC Termination” means (i) the termination of Executive’s employment due to either termination by the Company without Cause or by Executive for Good Reason and (ii) Executive’s last day of employment occurs on or after the initial public announcement by the Company of an intended or anticipated Change in Control (provided that such Change in Control actually is consummated) and before the first anniversary of the Change in Control; and “Vesting Date” means the later to occur of the CIC Termination or the Change in Control.

(d) In the event Executive elects to terminate this Agreement and Executive’s employment other than for Good Reason or the Company terminates this Agreement and Executive’s employment for Cause, Executive shall not be entitled to any severance compensation, or continuation of Executive’s group medical insurance or any other benefits except as required by law. For purposes of this Agreement, “Affiliate” shall mean any partnership, firm, corporation, association, joint-stock company, unincorporated association, or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, including any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Internal Code of 1986, as amended (the “Code”).

(e) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events with respect to Bancorp or the Bank: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) any merger, consolidation or reorganization of Bancorp or the Bank in which Bancorp or the Bank does not survive; except for purposes of this clause (ii) the following shall not constitute a change in control: a merger, consolidation or reorganization where the beneficial owners, directly or indirectly, of securities of Bancorp or the Bank, representing more than fifty percent (50.0%) of the combined voting power of Bancorp’s or the Bank’s then outstanding securities, remain as the beneficial owners, directly or indirectly, of at least fifty percent (50.0%) of the combined voting power of the surviving corporation; (iii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of any assets of Bancorp or the Bank having an aggregate fair market value of fifty percent (50.0%) or more of the total value of assets of Bancorp or the Bank, reflected in the most recent month end balance sheet; (iv) an acquisition whereby any “person” (as such term is used in the Exchange Act or any individual, corporation, partnership, trust, or any other entity, except for Executive) is or becomes the beneficial owner, directly or indirectly, of securities of Bancorp or the Bank representing more than fifty percent (50.0%) of the combined voting power of the then outstanding securities; except for purposes of this clause (iv) the following acquisition shall not constitute a change in control: (1) any acquisition directly from Bancorp; (2) any acquisition by Bancorp; or (3) any acquisition by any employee benefit plan sponsored or maintained by Bancorp or the Bank; (v) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Bancorp cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Bancorp’s shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (vi) a majority of the members of the Board of Directors of Bancorp in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit hereunder that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or benefit, to the extent required by Section 409A.

(f) For purposes of this Agreement, “Good Reason” shall mean that, without Executive’s consent, there occurs: (i) a loss of Executive’s title or material diminution in Executive’s authority, duties, or responsibilities; (ii) a material diminution in Executive’s base compensation (for this purpose, a reduction of five percent (5.0%) or more shall constitute a material diminution); (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report (i.e., other than to the Board; (iv) a material change in the geographic location at which Executive must perform services, it being acknowledged and agreed by Executive, and the Company, that in the performance of Executive’s duties for the Company, Executive will be working out of offices located in San Diego County and Los Angeles County as well as the branch and/or loan production offices of the Company wherever located and that all such activity shall not be deemed a material change in the geographic location at which Executive must perform services; or (vi) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement. Notwithstanding the foregoing, “Good Reason” shall only exist if Executive shall have provided the Board with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company, fails to eliminate the conditions constituting Good Reason within thirty (30) days after receipt of written notice of such event or condition from Executive. Executive’s resignation from employment with the Company must occur within thirty (30) days following the expiration of the foregoing cure period, upon Executive’s notice of resignation.

(g) Section 280G Excess Parachute Payments.

(i) If all or any amount paid to Executive by the Bank (or any subsidiary or Affiliate thereof), whether under this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the “Total Payments”), otherwise would be subject to any tax under Section 4999 of the Code, or any similar federal or state law (an “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments). The Total Payments shall be reduced in the following order: (1) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (2) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to Bancorp’s common stock that is exempt from Section 409A of the Code, (3) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to Bancorp’s common stock that is exempt from Section 409A of the Code, and (4) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to Bancorp’s common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Executive and, to the extent economically equivalent, in a pro rata manner.

(ii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the “280G Firm”) selected by the Bank, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the 280G Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iii) The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and the Bank within fifteen (15) days after notification from either the Company on the one hand or Executive on the other hand that Executive may receive payments which may be “parachute payments.” Executive and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this letter agreement will be borne by the Company. Upon request of Executive, the Company will provide Executive with sufficient tax and compensation data to enable Executive or his tax advisor to independently make the calculations described in Subparagraph F.5(g)(i) above, and the Company, will reimburse Executive for reasonable fees and expenses incurred for any such verification.

(iv) If Executive provides written notice to the Company of any objection to the results of the 280G Firm’s calculations within sixty (60) days after Executive’s receipt of written notice thereof, the Company will refer that dispute for determination to tax counsel selected by the independent auditors of Bancorp or the Bank, and Bancorp or the Bank, as applicable, will pay all fees and expenses of that tax counsel.

6. Restriction on Timing of Distributions. In the event that Code Section 409A applies to any compensation with respect to Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) (“Separation from Service”), payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required by Section 409A. Such delay shall last six (6) months from the date of Separation from Service (or as required by Section 409A). On the day following the end of such six (6)-month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Paragraph F.6.

7. Mitigation. Executive shall not be required to mitigate severance compensation due to Executive pursuant to the provisions of Subparagraph F.5(b) or (c), as applicable, by seeking employment or otherwise.

8. Resignation from Board of Directors. In the event Executive’s employment is terminated in accordance with this Agreement or Executive resigns as Chief Executive Officer of the Company or otherwise becomes unaffiliated with the Company, Executive shall, and does hereby agree to, tender his written resignation from the Board effective on the date of termination, resignation or non-affiliation.

9. Release of All Claims. As a condition for receiving any severance payments or benefits under Paragraph F.5 of this Agreement, Executive hereby agrees to execute a full and complete release of any and all claims against the Company and its officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Executive’s employment with the Company or the termination thereof, in a form reasonably acceptable to the Bank substantially similar to Exhibit A attached hereto (the “Release Agreement”). In the event the Release Agreement does not become effective within the fifty-five (55) day period following the date of Executive’s termination of employment, Executive shall not be entitled to the aforesaid severance payments and benefits. To the extent any severance payments or benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A of the Code, then, if the period during which Executive may consider and sign the Release Agreement spans two calendar years, the payment of severance or benefits will not be made or begin until the later calendar year.

G. General Provisions

1. Trade Secrets.

(a) Executive agrees that, during the Term, Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning the Company, which may include information on its operations and business, the identity of its customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business. Executive will not use or disclose any of such trade secrets, proprietary, or confidential information during the Term or for a period of two (2) years thereafter, without the Company’s prior written consent; provided, however, that non-public information about the customers, whether characterized as consumer information or customer information, as all such terms are defined in the Interagency Guidelines Establishing Information Security Standards implementing Section 501(b) of the Gramm-Leach-Bliley Act and Section 628 of the Fair Credit Reporting Act, as amended, shall be kept confidential for an unlimited period of time. This limitation shall not apply to information, which is or becomes public, or in the public domain, without the fault of Executive, is or becomes available to Executive or his representatives on a non-confidential basis from a person other than the Company.

(b) In accordance with 18 U.S.C. § 1833, the Bank hereby notifies Executive that, notwithstanding anything to the contrary herein:

(i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (A) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

2. Employee Proprietary and Confidential Information. In consideration of the Company entering into this Agreement and in accordance with its policies and procedures, Executive, as of the Effective Date, is acknowledging receipt of and is agreeing to comply with and be bound by the terms and conditions of that certain Employee Proprietary and Confidential Information and Assignment of Employee Inventions Agreement, as it may be amended, modified or revised by Bank from time to time.

3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with the Company, are solely the property of the Company, as applicable, and that Executive has no right, title or interest therein. Upon termination of Executive’s employment, Executive or Executive’s representative shall promptly deliver possession of all said property to the Bank in good condition without retaining any copies thereof.

4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to be properly given when personally delivered or sent by facsimile, provided that the facsimile contains a notation of the date and time of transmission, or when delivered by overnight courier, with a receipt obtained therefor, or three (3) business days after mailed by United States certified or registered mail, return receipt requested and postage prepaid, addressed to the Company at the address appearing at the beginning of this Agreement or to Executive at his most recent address in the Bank’s personnel records. Any party may change his or its address by written notice in accordance with this Paragraph G.4.

5. Benefit of Agreement. This Agreement may be assigned or transferred to and shall be binding upon and shall inure to the benefit of, any successor, subsidiary, or Affiliate the Company, and any such successor, subsidiary, or Affiliate of Bancorp or the Bank shall be deemed substituted for all purposes for “Bancorp” or “the Bank” under the terms of this Agreement. As used in this Agreement, the term “successor” shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all the assets, stock, or business of Bancorp and/or the Bank. Executive acknowledges that Bancorp and/or the Bank has/have the right to sell, assign, or otherwise transfer any portion or substantially all or all of the capital stock, assets, or business of Bancorp or the Bank and that any such sale, assignment, or transfer shall not be deemed to be a termination of the employment of Executive. Executive shall not assign or transfer this Agreement or any rights or obligations pursuant to this Agreement, wholly or partially, without the consent of Bancorp and the Bank, other than by will or the laws of descent and distribution.

6. Governing Law and Venue. The laws of the State of California, other than those laws denominated as choice of law rules, shall govern the validity, construction, and effect of this Agreement. Any action which may be brought under this Agreement shall be brought in the Courts of the State of California in the County in which Executive then resides.

7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

8. Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

9. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either party, be settled by binding arbitration by JAMS in the county in which Executive is residing at the time of the dispute, in accordance with the then existing JAMS Arbitration Rules and Procedures for Employment Disputes (the “Rules”). The Rules can be found online at www.jamsadr.org. In the event of such an arbitration proceeding, Executive on the one hand and Bancorp and the Bank on the other hand shall select a mutually acceptable neutral arbitrator from among JAMS panel of arbitrators. In the event Executive, Bancorp and the Bank cannot agree on an arbitrator, the Administrator of JAMS’ will appoint an arbitrator. None of Executive, Bancorp, the Bank or the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. The arbitration of such issues, including the determination of any amounts of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. Any such judgement shall be subject to full appellate review by a court of law. The parties shall have rights to discovery as provided in Section 1283.05 of the California Code of Civil Procedure, including without limitation Section 1283.1 thereof. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except with respect to disputes where Executive asserts a claim under a state or federal statute prohibiting discrimination, harassment or retaliation in employment, a violation of public policy, the failure to pay wages or unless required otherwise by applicable law (collectively referred to as a “Statutory Claim”), shall split equally the fees and administrative costs charged by the arbitrator and the applicable arbitration service. In disputes where Executive asserts a Statutory Claim against Bancorp or the Bank, or where otherwise required by law, Executive shall be required to pay only the applicable arbitration service filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. Bancorp and the Bank shall pay the balance of the arbitrator’s fees and administrative costs. To the extent permissible under applicable law, however, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner, which in the case of a Statutory Claim shall be permitted only to the extent that such fee or cost award is permitted by the underlying statute upon which the Statutory Claim is based. In any arbitration brought under this Section, and only to the extent permissible under applicable law, including the law upon which the claim is based, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs. The arbitrator shall apply the same standard with respect to the awarding of fees and costs, including whether such award is permitted, and against which party, as would be awarded if such claim had been asserted in state or federal court. This Paragraph G.9 is intended to be the exclusive method for resolving any and all claims by the parties against each other related to any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Paragraph G.9; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California). Notwithstanding the foregoing, this Paragraph G.9 shall not limit any party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction, including, without limitation, Bancorp’s and the Bank’s rights to enforce Executive’s obligations under this Agreement to the extent the Bancorp and the Bank is entitled to seek specific performance thereunder. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each of Executive and the Bank hereby expressly waive their right to a jury trial.

10. Entire Agreement. Except for stock option agreements and participation in other compensation, bonus, supplemental executive retirement agreement, salary continuation or severance plans and agreements or benefit arrangements which may be entered into by and between Bancorp, the Bank and Executive, employment and operating policies of Bancorp and/ the Bank and the Employee Proprietary and Confidential Information and Assignment or Employee Invention Agreement as it may be amended, modified or revised from time to time, this Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bancorp and the Bank, including the Prior Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement, or in any stock option agreement or other compensation, bonus, supplemental executive retirement agreement, salary continuation or severance agreement or benefit arrangement, shall be valid or binding.

11. Amendments and Waivers. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Bancorp, the Bank and Executive. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

12. Interpretation. If any claim is made by any party hereto relating to any conflict, omission or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any particular party hereto or such party’s counsel.

13. Executive Acknowledgment. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

14. Counterparts. This Agreement may be executed in one or more counterparts, any of which may be executed and transmitted by facsimile or electronic transmission or other electronic method, and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15. Section 409A of the Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A- 1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any amount payable to Executive pursuant to this Agreement is subject to Section 409A of the Code, and Executive or the Bank reasonably believes, at any time, that such amount payable does not comply with Section 409A of the Code, it will promptly advise the other and each party hereby agrees to negotiate reasonably and in good faith to amend the terms of this Agreement such that it so complies. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii)), each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Executive shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Executive and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Executive and, if timely submitted, reimbursement payments shall be made to Executive as soon as administratively practicable following such submission, but in no event later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred. In no event shall Executive be entitled to any reimbursement payments after the last day of Executive’s taxable year following the taxable year in which the expense was incurred. This section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Executive.

Signature page immediately follows

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DAVID I. RAINER	SOUTHERN CALIFORNIA BANCORP

/s/ David I. Rainer	By:	/s/ Irwin Golds
	Name:	Irwin Golds
	Title:	Lead Director

BANK OF SOUTHERN CALIFORNIA, N.A.

	By:	/s/ Irwin Golds
	Name:	Irwin Golds
	Title:	Lead Director

S- 1

EXHIBIT A

RELEASE AGREEMENT

This RELEASE AGREEMENT (the “Agreement”), is entered into and effective by and among Southern California Bancorp, a California corporation (“Bancorp”), Bank of Southern California, N.A., a national banking association (the “Bank”) and _________________, an individual resident of the state of California (the “Executive”), with reference to the following:

RECITALS

WHEREAS, Executive, Bancorp and the Bank entered into an Employment Agreement effective as of __________________ (the “Employment Agreement”); and

WHEREAS, the Executive acknowledges that Executive will receive a [Payment or Severance Payment] as defined in the Employment Agreement under certain conditions;

NOW, THEREFORE, in consideration of these Recitals and the mutual promises, agreements, and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Executive, Bancorp and the Bank agree as follows:

AGREEMENT

1. Release and Waiver

a. In full consideration for the [Payment or Severance Payment] (as that term is defined in the Employment Agreement), Executive hereby knowingly and voluntarily, fully and finally releases, acquits, and forever discharges Bancorp and the Bank and their respective parent, subsidiaries and affiliated corporations, and each of their respective present and future officers, directors, members, shareholders, employees, agents, consultants, insurance companies, and attorneys, and the successors or assigns of said persons and entities (the “Released Parties”), from any and all claims, charges, complaints, causes of action, obligations, promises, agreements, controversies, liens, demands, attorneys’ fees, damages and liabilities of any nature, whatsoever, known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Released Parties from the beginning of time through the date the Executive executes this Agreement (the “Claims”) including, without limitation, any Claims associated with Executive’s employment with Bancorp and the Bank, and to the fullest extent permitted by law.

Exhibit A-1

b. Executive’s general release specifically extends to, without limitation, Claims for wrongful termination, discrimination, retaliation, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disputed wages and related penalties, loss of future earnings, and any Claims under the California constitution, the United States Constitution, or applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, without limitation, the Age Discrimination in Employment Act (42 U.S.C. § 621-634) (age discrimination), as amended, the Civil Rights Act of 1964, as amended, , the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family Medical Leave Act of 1993, as amended, the Executive Retirement Income Security Act of 1967, as amended, the California Fair Employment and Housing Act, as amended, the California Family Rights Act, as amended, the California Whistleblower Protection Act, as amended, California Labor Code section 6310 et seq., and Claims pursuant to any other local, state and federal laws and regulations relating to employment to the fullest extent permitted by law.

c. The only Claims that are not being released by Executive are: (i) Executive’s right, if any, to COBRA health benefits; (ii) vested rights Executive has with respect to any benefit or equity or stock plan or agreement, including, without limitation, the Bank’s 401(k) Plan; (iii) Executive’s rights to indemnification for work for Bancorp and the Bank; (iv) Executive’s coverage under the Bank’s insurance policies, including, without limitation, Directors and Officers Insurance; (v) social security, unemployment, and/or state disability insurance benefits pursuant to the terms of applicable law; (vi) rights Executive may have under the Age Discrimination in Employment Act which arise after the date Executive signs and dates this Agreement; (vii) Claims for events/acts after this Agreement is executed; (viii) workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy of the Bank; or (ix) any other rights or Claims which are not subject to waiver or are not subject to an unsupervised waiver as a matter of law. Moreover, this Agreement does not limit any party’s right, where applicable, to file a complaint or charge with or participate in any investigative proceeding of any federal, state, or local governmental agency. Notwithstanding the foregoing, Executive agrees and hereby waives Executive’s right to recover monetary damages in such proceeding and in no event shall Executive be entitled to receive a payment as a result of any proceeding initiated by or on Executive’s behalf with respect to the Claims released herein. Additionally, this Agreement does not limit any party from instituting legal action for the purpose of enforcing this Agreement. Finally, this Agreement shall not preclude Executive from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act.

d. Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) with respect to the Released Parties. Section 1542 states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Exhibit A-2

e. Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include and does include all Claims if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Released Parties, and this Agreement extinguishes those Claims.

f. Executive acknowledges and agrees that, except for any legal action to determine the validity of the Age Discrimination in Employment Act release provisions of this Agreement, this Agreement may be pled as a complete bar to any action or suit before any court or adjudicative body or tribunal with respect to any of the released Claims. Executive further represents and agrees that Executive has not commenced or joined in any litigation, claim, charge, action, demand, grievance, administrative proceeding, arbitration or other legal proceeding against the Released Parties arising out of or relating in any way to the Claims released by this Agreement.

g. To the extent that Executive is identified as a putative or actual member of a class action or a representative, collective, or multi-party action seeking recovery based on one or more released Claims, Executive must opt-out of the class action lawsuit when first given an opportunity to do so and/or must otherwise decline to participate in a representative, collective, or multi-party action.

h. Executive acknowledges that before signing this Agreement, Executive is advised to and has been encouraged by Bancorp and the Bank to consult with an attorney about this Agreement’s terms, and Executive understands that whether or not to do so is Executive’s sole decision. If Executive does consult an attorney, Executive agrees to pay attorneys’ fees and costs, if any, arising out of or in connection with this Agreement or its subject matter.

i. By signing this Agreement, Executive is knowingly and voluntarily releasing and waiving any rights or Claims Executive has or may have of discrimination under the Age Discrimination in Employment Act in exchange for the Payment or Severance Payments described above, to which Executive would not otherwise be entitled.

2. Review Period

Executive has twenty-one (21) days from receipt of this Agreement to consider the waiver of any Claims Executive has or may have under law, including any rights under the Age Discrimination in Employment Act. Although the deadline for signing and dating this Agreement is twenty-one (21) days from the date of receipt, Executive may sign, date, and return the Agreement sooner. The Executive has seven (7) days from the date this Agreement is signed to revoke Executive’s signature. Any payment which is due will not be made until after the seven (7) day period has expired without revocation by Executive and then only in accordance with the terms of the Employment Agreement.

3. Non-Admission of Liability

Nothing in this Agreement shall be construed as an admission of liability by any party; rather, Bancorp, the Bank and Executive are resolving all outstanding matters between them and Bancorp and the Bank specifically deny any wrongdoing in connection with Executive’s employment.

Exhibit A-3

4. Governing Law

This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of California, without regard to its conflict of laws rules.

5. Counterparts, Electronic Signatures, and Use of Copies in Lieu of Originals

This Agreement may be executed in two or more counterparts, either by original signature or electronic signature, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. The parties also agree that, so long as all of the parties execute this Agreement, copies of this Agreement, including photocopies or facsimile copies (including copies generated by scanning this Agreement to a portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), including signed counterparts, shall be deemed to constitute an original and may be used in lieu of an original for any purpose, and shall be fully enforceable against a signing party.

6. Voluntary Agreement; No Inducements

Executive represents that Executive: (a) has fully and carefully read this Agreement prior to signing it; (b) has been, or has had the opportunity to be, advised by independent legal counsel of Executive’s own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement; and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

7. Attorney Fees for Enforcement

Except for any legal action to determine the validity of the Age Discrimination in Employment Act release provisions of this Agreement, for which no attorney fees will be awarded, if Executive, Bancorp, the Bank, or any of the Released Parties, bring any claim, action, or suit or initiate any arbitration relating to or arising out of this Agreement or any alleged breach of this Agreement (including one seeking to recover based on any released Claim), the prevailing party shall be entitled to reimbursement from the non-prevailing party for his, her, or its costs, expenses, and reasonable attorneys’ fees incurred in such claim, suit, action, or arbitration, as well as all other remedies.

Exhibit A-4

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates indicated below.

Southern California Bancorp	Executive

By:

Name:
Title:

Date	Date

Bank of Southern California, N.A.

By:

Name:
Title:

Date

Exhibit A-5